Exhibit 99.1

December 2012	10868 189th Street Council Bluffs, IA 51503 Phone: 712-366-0392 Fax: 712-366-0394

Members and Friends:

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Safety- This past quarter we celebrated over 3 years without a lost time day accident, as of December 14, 2012 we are at 1147 days lost time accident free. In an effort to avoid compliancy with such a long time with a good safety record, we have added responsibilities and duties to the Safety Committee and had new members join the group. Safety continues to be our top priority.

Financials- On December 11, 2012 we announced our audited financial results for our fiscal year ended September 30, 2012. Our Form 10-K and a press release with our financial results for the fourth quarter were filed with the SEC on December 11, 2012. You can access the Form 10-K report and the press release at our website www.sireethanol.com . Click on the Investor Relations Tab and select “SIRE’s SEC forms are available for viewing on the SEC's website- View”.  Our reports, prepared quarterly and annually, although lengthy, do contain additional and interesting statistical information. The press release related to our most recent filing can also be accessed from the Newsletter Tab and select Press Releases, December 2012.

Operations- Over the past quarter we have produced 30.657 million gallons of denatured ethanol. We have been addressing tight corn and concerns with corn quality. Our yield was 2.80 gallons of ethanol per bushel. The regional markets for wet distillers’ grains and DDGS have continued to be strong. We will make additional wet feed sales as available on request when it is a good value to corn. Our corn oil production has also shown good yield results.

The implementation of our Advanced Process Control system (APC) is in its final stages. This should be fully functional during the first quarter of 2013. We have been pleased so far with how the programing assists the operators in providing good plant and process control.

This quarter maintenance has worked on our dryers, additional plant piping and heat trace and continued work to fine tune the boilers. The plant is able to complete most repairs and maintenance without shutting the plant down. This is a significant advantage when we have opportunities for good margins. Production Operators have continued to work on testing out for each of our process areas.
Our lab personnel continue to advance their skills and certifications, and two individuals attended the Fuel Ethanol Lab Managers Conference. Having a well qualified lab is a great benefit, especially as we see a need for additional testing of the corn and DDGS. Our Lab Manager also manages our environmental compliance; this past quarter we participated in an Environmental Audit with Bunge Environmental personnel.
Good turns have continued on unit trains of ethanol.

Human Resources and Training- We continue to receive several requests for tours each quarter. This quarter we had two delegations from Japan and a group of 29 individuals from Denmark, in addition to groups from Farm Credit Services and Afton Coop.

SIRE Newsletter – Volume VI Issue 4
This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words, “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.
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With staff training we continue to implement Production Operator Training; this training certifies our operations staff knowledge in each of the process areas. We are pleased with their response to this program. The Accounting and Administration Department completed process improvement and cross training. The managers recently participated in a review of Employment Law issues to assist them in their responsibilities.

Markets- The Bunge Merchandising team has worked hard on corn origination. Wet cake, DDGS and corn oil sales continue to be strong. We have implement a testing program for new crop deliveries, and have seen some loads rejected due to high toxin test results. Kristan Barta can be reached at 712-366-8830 for corn, DDGS and Wet distillers; Dustin Ploeger, at 712-366-8462 can help you with corn sales.  The Bunge Council Bluffs office can be reached directly at 712-366-3600 then you can ask for a merchandiser.

General Manager Notes-
This past quarter we have continued to run at a reduced rate, watching ethanol margins and corn basis closely. The corn in this area has had some toxin issues, we continue to have an active testing program and watch the residues in our Distillers Grains. With the Advanced Process Control system installation nearly complete we have seen the benefits of smooth operations. Corn oil production continues at a good pace, and the reduced plant rates actually have aided the production levels due to increased retention time.
As we celebrate the holidays and move into 2013 we continue to closely monitor cash, margins and expenditures. We have leased out 100 hopper rail cars, as our local DDGS and Wet DDGS markets have reduced available inventory for rail, and the international markets are concerned with the toxin residuals. This quarter also saw the Council Bluffs Energy Center Rail (CBEC) line sold by MidAmerican Energy to a group of the original investors. SIRE’s rail switch comes out on the CBEC rail line. This sale will not have an impact on our rail access.
In December, SIRE and its employee’s adopted a needy Council Bluffs family for the holidays through the Salvation Army. Our staff donated over $500 in money and gifts to give to this family. I am very pleased with their generosity and willingness to give back to their community.
In this Holiday Season, we wish you and your family’s a wonderful season.

As always, please feel free to contact me at (712) 352-5002 should you have any questions.

Thank you for your support

Brian Cahill, General Manager/CEO

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SIRE Newsletter – Volume VI Issue 4
This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words, “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.
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YEAR END TAX PLANNING INFORMATION

We would like to take this opportunity at the end of the calendar year to provide you with some tax information related to your ownership in SIRE.

SIRE’s financial statements are prepared in conformity with General Accepted Accounting Principles (GAAP) for fiscal years ending September 30.  The tax returns, however, are prepared with tax accounting methods which are  different from GAAP accounting, and for tax years ending December 31, several items, such as depreciation of plant assets and amortization of start-up expenses, create timing differences between the GAAP financial statements and the tax returns.  In particular, the tax depreciation methods will significantly accelerate depreciation deductions during the early stages of the plant’s operations.  These timing differences will result in a tax loss for 2012 greater than the GAAP loss.

The following are a few reminders regarding 2012 expected tax considerations:

•
Passive Losses – For some of our members, the tax losses will be treated as being from a passive activity.  Generally, losses from passive activities are deductible only to the extent of the taxpayer’s income from other passive activities.  Passive activity losses not used currently may be carried forward.

•
Iowa Income Tax Credit – SIRE is qualified for Iowa income tax credits under the Iowa High Quality Job Creation Program (HQJCP) and the Iowa New Jobs Program.    This credit is considered to be nonrefundable and can only be used to offset net Iowa income tax.  If not currently used, these credits can be carried forward for 7 years.  For example, non-residents of Iowa who do not have any current Iowa net income tax obligations, can carry the credit forward until SIRE generates net Iowa income.

The information provided in this notice is intended for general information purposes only and is not intended as tax or legal advice.  You should contact your personal legal and tax advisors for advice or assistance regarding the tax consequences of your annual K-1,  preparation of your federal and state returns, and for help with any other questions that you may have relating to your personal tax situation.

The following are our current estimates of tax items for the calendar year ended in December, which are provided for your planning purposes.   Actual results may vary significantly.  The final tax information will be provided to you on IRS Form K-1 in early February.

2012 Tax Estimate

Ordinary Loss per Unit	$2,385
Iowa Income Tax Credit per unit (available to members who owned units as of 11/01/10)	$1

If you have questions, please contact:

Brett Frevert, CFO
Southwest Iowa Renewable Energy, LLC
712.366.0345